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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
================================================================================
1. Name and Address of Reporting Person*

   Pequot Capital Management, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   500 Nyala Farm Road
--------------------------------------------------------------------------------
                                    (Street)

   Westport,            CT                      06880
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Netegrity, Inc.
   NETE
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   8/01
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other(1) (specify below)



      --------------------------------------------------------------------

================================================================================
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          8/1/01         S               100,000(2)  D      $28.3005                I(2)      Investment
                                                                                                                          Adviser
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          8/2/01         S               200,000(2)  D      $27.2968                I(2)      Investment
                                                                                                                          Adviser
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          8/3/01         S               90,000(2)   D      $25.6711                I(2)      Investment
                                                                                                                          Adviser
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          8/6/01         S               35,000(2)   D      $25.0600                I(2)      Investment
                                                                                                                          Adviser
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          8/7/01         S               75,000(2)   D      $24.9980 2,651,180(2)   I(2)      Investment
                                                                                                                          Adviser
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The designated filer is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has voting power and investment power with respect to securities in clients' accounts. The designated filer disclaims any obligation to file this report, and this report shall not be deemed an admission that the reporting person is subject to Section 16 with respect to the issuer or such securities. An employee of the designated filer serves on the Board of Directors of the issuer.

(2) The designated filer disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the designated filer is the beneficial owner of such securities for the purposes of Rule 16(a)-1(a)(1) or (a)(2) or for any other purposes.


  /s/ Peter G. Streinger, CFO                                 9/10/01
---------------------------------------------            -----------------------
      (**)Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Name:  Lawrence D. Lenihan, Jr.

Address:  c/o Pequot Capital Management, Inc.
          500 Nyala Farm Road
          Westport, CT  06880

Designated Filer:  Pequot Capital Management, Inc.

Issuer & Ticker Symbol:  Netegrity, Inc.
                         NETE

Statement for Month/year:  8/01

Nature of Indirect Beneficial Ownership:  By Investment Adviser (See Footnote
1) - Lawrence D. Lenihan, Jr. is an employee of Pequot Capital Management, Inc., and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest

Signature:  /s/ Lawrence D. Lenihan, Jr.